Exhibit 99.1

SCHEDULE A
The following transactions in Common Stock were effected in the sixty days prior to the filing of this Amendment:

Party	Date of Transactions	Number of Shares	Price Per Share	Nature of Transaction
Ronald N. Tutor Separate Property Trust	8/31/2026	10,000	$89.86(1)	Open Market Sale
Tutor Marital Property Trust	8/31/2026	1,500,000	$85.57	Block Trade
Ronald N. Tutor 2018 Dynasty Trust	8/31/2026	800,000	$85.57	Block Trade
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(1) Price per share reported is a weighted average price. These shares were sold in multiple transactions at prices ranging from $89.67 to $90.01, inclusive, as disclosed in the related Form 4 filing.